March 7, 2017

State Trust

5550 Painted Mirage Road, Suite 320

Las Vegas, Nevada 89149

RE: State Trust, File Nos. 333-212580 and 811-23173

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 State Trust.  We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 4 under the Securities Act of 1933 (Amendment No. 4 under the Investment Company Act of 1940) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP